EXHIBIT 4.13

FIFTH AMENDMENT TO THE CONTRACT FOR SUPPLY OF SUGARCANE

By this instrument, the below qualified parties,

BRASILAGRO-COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS , joint stock company enrolled at CNPJ under 07.628.528/0001-59, headquartered at the city of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 1309, 5th. Floor, hereinunder duly represented as set forth in its By Laws, hereinafter named “Brasilagro”; and

BRENCO- COMPANHIA BRASILEIRA DE ENERGIA RENOVÁVEL, joint stock company enrolled at CNPJ under 08.070.566/0001-00 headquartered at the city of São Paulo, State of São Paulo, at Avenida Rebouças, 3970, 26th floor, part 5, hereinunder duly represented as set forth in its By Laws, hereinafter named “Brenco”,

Being Brasilagro and Brenco hereinafter also referred to, jointly, as “parties” or, individually and indistinctively, as “Party”:

WHEREAS

(i)	On March 13, 2008, the Parties executed a Sugarcane Supply Contract, (the “Contract for Supply of Sugarcane”), through which Brasilagro committed to supply to Brenco the production of 2 (two) entire cycles of sugarcane crop, produced in the total effectively agriculturable area existing in the rural properties object of the real estate registers 6.968, 6.969, 6.979, 7.038, 7.039, 7.613, 7.614, 7.615 and 7.041, all of them of the Real Estate Registry of the Municipality of Mineiros, State of Mato Grosso (“Properties of Alto Taquari Project”);

(ii)	The main Contract was 04 (four) times amended, respectively on 08/31/2009, 05/03/2010, 09/20/2010 and 03/04/2012;

(iii)	The Parties identified the need of including in the Contract for Supply of Sugarcane, in addition to the already existing provisions, new ones on social environmental and sustainability matters;

The Parties decide to execute this Fifth Amendment to the Contract for Supply of Sugarcane (“Amendment”), which shall be ruled by the following clause and conditions:

1.	The Parties agree, to willingly include, as in fact are already included, in the Contract for Supply of Sugarcane, without prejudice to the ones already existing, new social environmental and sustainability provisions according to text below, for which said Contract for Supply of Sugarcane hereinafter, shall be effective with the following clause:

CLAUSE TEN – SOCIAL ENVIRONMENTAL AND SUSTAINABILITY MATTERS

10.l. The Parties commit further, to respect the following policies and practices, in addition to the effective rules and regulations and provisions of this Contract:

(i)	Not to employ or hire to work, children or minors, not in compliance with the effective labor legislation;

(ii)	Not to permit the practice of slave work or any other form of illegal work;

(iii)	Not to permit the practice or maintenance of limitative discrimination to the access in labor relationship, or negative in relation to sex, sexual guideline, origin, race, color, physical condition, religion, marital status, age or pregnancy cycle;

(iv)	To preserve the environment, as well as to prevent and eradicate damaging practices, performing its activities in compliance with the legal , regulatory and administrative acts related to the environmental areas and related ones, arising from the Federal, State and Municipal levels, endeavoring also its best efforts in this sense with its suppliers;

(v)	To provide to its employees, representatives and other accredited persons, a safe work environment, performing its activities in compliance with the legal, regulatory and administrative acts relating to the work safety and occupational health, arising from the Federal, State and Municipal levels, endeavoring also its best efforts in this sense with its suppliers;

(vi)	To treat all employees, representatives and other accredited persons with respect and dignity and not to tolerate any physical, moral or sexual harassment or abuse relating to them; and

(vii)	Not to contract or sub contract third party services which do not comply with the principles and policies described in items (i) to (vi) above.

2.	By force of the inclusion of the above provisions, Clause Ten (X) of the main Contract shall hereinafter be enumerated as Clause Eleven (XI) and Clause Eleven shall be effective as Clause Twelve (XII), with no textual alteration.

3.	The words written in capital letters have the same meaning attributed to them in the Contract for Supply of Sugarcane.

4.	All other provisions to the Contract for Supply of Sugarcane, not altered in this Amendment, remain effective.

5.	This Amendment shall be ruled and interpreted in accordance with the Laws of the Federative Republic of Brazil and the Parties elect the Courts of the capital of the State of São Paulo to settle any issues arising from this Fifth Amendment, at the expense of any other, however preferential it may be.

IN WITNESS WHEREOF, the Parties sign this agreement in 02 (two) counterparts of equal form and content, in the presence of two undersigned witnesses for legal and judicial effects.

São Paulo, April 29, 2013

SUPPLIER

BRASILAGRO-COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS

PURCHASER

BRENCO- COMPANHIA BRASILEIRA DE ENERGIA RENOVÁVEL

WITNESSES

Name

RG

CPF/MF

Note: Last page of the Amendment above, executed between BRASILAGRO and BRENCO; nothing can be added and/or altered, except by new amendment, under penalty of not being effective between the Parties and before third parties.

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